UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.             )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WARREN RESOURCES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

489 Fifth Avenue, 32nd Floor
New York, NY 10017

March 31, 2006

Dear Stockholder:

I would like to extend a personal invitation for you to join us at our Annual Meeting of Stockholders on Wednesday, May 17, 2006, at 9:30 a.m. (EST) at The Cornell Club, 6 East 44th Street, New York, NY 10017.

At this year’s meeting, you will vote on:

•       the election of three directors,

•       the ratification of Grant Thornton LLP’s appointment as independent auditors, and

•       transact such other business as may properly come before the meeting.

Attached you will find a notice of meeting and proxy statement that contains further information about these items and the meeting itself.

Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy in order to ensure the presence of a quorum of over 50% of the outstanding shares of common stock on the record date of March 24, 2006, which is required for the transaction of business. If you attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Your vote is very important to us and our business. We value your opinions and encourage you to participate in this year’s Annual Meeting by voting your proxy. You may vote by signing and returning your proxy card in the enclosed envelope.

Sincerely,

Norman F. Swanton
Chairman & Chief Executive Officer

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Warren Resources, Inc.

The Annual Meeting of Stockholders of Warren Resources, Inc. (the “Company” or “Warren”) will be held at The Cornell Club, 6 East 44th Street, New York, NY 10017, on Wednesday, May 17, 2006, at 9:30 a.m., local time. The purposes of the meeting are:

1.                To elect three directors to the Board of Directors to serve until the 2009 Annual Meeting of Stockholders;

2.                To ratify the appointment of Grant Thornton LLP as independent auditors of the Company to serve for the 2006 fiscal year; and

3.                To transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

The Board of Directors set March 24, 2006, as the record date for the meeting. This means that owners of Common Stock at the close of business on that date are entitled to:

•       receive this notice of the meeting, and

•       vote at the meeting and any adjournments or postponements of the meeting.

We will make available a list of Stockholders as of the close of business on March 24, 2006, for inspection by Stockholders during normal business hours from May 5 to May 15, 2006, at the Company’s principal place of business, 489 Fifth Avenue, 32nd Floor, New York, NY 10017. This list also will be available to Stockholders at the meeting.

It is important that your shares be represented and voted at the Meeting. Please mark, sign, date and mail the enclosed proxy card to American Stock Transfer & Trust Company in the enclosed postage-paid envelope. A postage-prepaid envelope has been provided for your convenience. You may revoke your proxy at any time before the vote is taken by sending to the Corporate Secretary of the Company a proxy with a later date. Alternatively, you may revoke your proxy by delivering to the Corporate Secretary of the Company a written revocation prior to the Annual Meeting or by voting in person at the Annual Meeting.

Regardless of the number of shares of Warren that you hold, as a stockholder your vote is very important and the Board strongly encourages you to exercise your right to vote. We urge each stockholder to promptly sign and return the enclosed proxy card.

By Order of the Board of Directors
/s/ DAVID E. FLEMING
David E. Fleming
Senior Vice President, General Counsel & Corporate Secretary
New York, New York
March 31, 2006

WARREN RESOURCES, INC.
489 Fifth Avenue, 32nd Floor
New York, NY 10017

PROXY STATEMENT

FOR 2006 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2006

March 31, 2006

We are furnishing you this proxy statement in connection with the solicitation of proxies by our Board of Directors to be voted at the Annual Meeting of Stockholders of Warren Resources, Inc. The Annual Meeting will be held on Wednesday, May 17, 2006. In this proxy statement, Warren Resources, Inc. is referred to as the “Company” or “Warren.” This proxy statement and the enclosed proxy card are first being mailed to stockholders on or about March 31, 2006.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Where and when is the Annual Meeting?

The Annual Meeting will be held at The Cornell Club, 6 East 44th Street, New York, NY 10017, on Wednesday, May 17, 2006, at 9:30 a.m. local time.

What is the purpose of the Annual Meeting?

At the Annual Meeting, Stockholders will vote upon:

•       The election of three directors for three-year terms;

•       the ratification of the appointment of Grant Thornton LLP as our independent auditors for fiscal year 2006; and

•       any other matters that may properly come before the meeting.

How does the Board recommend that I vote?

The Board recommends that you vote:

•       FOR each of the nominees for director;

•       FOR the ratification of Grant Thornton, LLP as our independent auditor for 2006.

Why should I vote?

Your vote is very important. Regardless of the number of shares you hold, the Board strongly encourages you to exercise your right to vote as a stockholder of the Company.

Who may vote?

All Stockholders of record of Warren’s common stock at the close of business on March 24, 2006, which we refer to as the record date, are entitled to receive notice of the Annual Meeting and to vote the shares of common stock held by them on the record date. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon.

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our directors as proxies for the 2006 Annual Meeting of Stockholders. These are Michael R. Quinlan, Chet Borgida and Marshall R. Miller.

What is a proxy statement?

It is a document that Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to sign a proxy card designating Michael R. Quinlan, Chet Borgida and Marshall R. Miller, as proxies to vote on your behalf.

What is the difference between a shareowner of record and a shareowner who holds stock in street name?

If your shares are registered in your name, you are a shareowner of record.

If your shares are held in the name of your broker or bank, your shares are held in street name.

How do I vote?

If your shares of common stock are held by a broker, bank, or other nominee (i.e., in “street name”), you will receive instructions from your nominee, which you must follow in order to have your shares voted. The instructions may appear on the special proxy card provided to you by your nominee (also called a “voting instruction form”). Your nominee may offer you different methods of voting, such as by telephone or Internet.

If you hold your shares of common stock in your own name as a holder of record, you may vote in person at the Annual Meeting or instruct the proxy holders named in the enclosed proxy card how to vote your shares by marking, signing, dating, and returning the proxy card in the postage-paid envelope that we have provided to you.

Proxies that are executed, but do not contain any specific instructions, will be voted “FOR” the election of the nominees for directors specified in this proxy statement and “FOR” ratification of the appointment of auditors. The persons named in the proxy will have authority to vote in accordance with their own discretion on any other matters that properly come before the meeting.

Who may attend the meeting?

Only Stockholders on the record date are invited to attend the Annual Meeting. Proof of ownership of Warren Resources common stock, as well as a form of personal identification photo, may be requested in order to be admitted to the Meeting. If you are a Stockholder of record, your name can be verified against our Stockholder list. If you hold your Warren shares in “street name”—for instance, through a broker—you must request a proxy from your broker or other nominee holding your shares in record name on your behalf in order to attend the meeting and vote at that time (your broker may refer to it as a “legal” proxy). If you own shares in street name, bring your most recent brokerage statement with you to the meeting. We can use that to verify your ownership of Common Stock and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a legal proxy from your broker.

Stockholders will be admitted to the Annual Meeting beginning at 9:15 a.m. No cameras, recording equipment or electronic devices will be permitted in the Meeting and large bags, briefcases or packages may be subject to inspection.

What are the quorum and voting requirements to elect the nominees for director and to ratify the appointment of our independent auditors?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. As of the record date of March 24, 2006, there were 52,839,637 shares of common stock outstanding.

For proposal 1, the election of directors, the three nominees receiving the greatest number of votes at the Annual Meeting will be elected, even though such nominees may not receive a majority of the votes cast.

For proposal 2, ratification of the appointment of our independent auditors, the appointment of the auditors will be ratified if the votes cast “for” ratification exceed the votes cast “against.”

For any other business that may properly come before the Annual Meeting, the vote of a majority of the shares voted on the matter will constitute the act of the Stockholders on that matter, unless the law, or our articles of incorporation or bylaws, require the vote of a greater number.

How are votes counted?

Each share of common stock is entitled to one vote on each matter submitted to the Stockholders. Abstentions and “broker non-votes” will be counted only for purposes of establishing a quorum, but will not otherwise affect the outcome of the voting. Broker non-votes are proxies received from brokers or other nominees holding shares on behalf of their clients who have not received specific voting instructions from their clients with respect to non-routine matters. In counting the votes cast, only those cast “for” and “against” a matter are included, although you cannot vote “against” a nominee for director.

If you hold your shares of common stock in your own name as a holder of record, and you fail to vote your shares, either in person or by proxy, the votes represented by your shares will not affect the vote. If, however, your shares are held in “street name” and you fail to give instructions as to how you want your shares voted, the broker, bank or other nominee may vote the shares in their own discretion on certain routine matters, including the election of directors.

Will other matters be voted on at the Annual Meeting?

We are not aware of any other matters to be presented at the Annual Meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, proxies will be voted in accordance with the discretion of the proxy holders.

Can I revoke my proxy?

You may revoke your proxy at any time before it has been exercised by:

•       Filing a written revocation with the Corporate Secretary at the following address: Warren Resources, Inc., 489 Fifth Avenue, 32nd Floor, New York, NY 10017;

•       Filing a duly executed proxy bearing a later date; or

•       Appearing in person and voting by ballot at the Annual Meeting.

Any shareholder of record as of the record date attending the Annual Meeting may vote in person whether or not they previously have given a proxy, but the presence (without further action) of a shareholder at the Annual Meeting will not constitute revocation of a previously given proxy.

What other information should I review before voting?

Our 2005 annual report to Stockholders, including financial statements for the fiscal year ended December 31, 2005, is being mailed to Stockholders concurrently with this proxy statement. The annual report, however, is not part of the proxy solicitation material. A copy of our annual report on Form 10-K filed with the Securities and Exchange Commission (the SEC), including the financial statements, may be obtained without charge by:

•       Writing to Warren Resources, Inc., Investor Relations, 489 Fifth Avenue, 32nd Floor, New York, NY 10017; or

•       Accessing Warren’s website at www.warrenresources.com or the EDGAR database at the SEC’s website at www.sec.gov.

You also may obtain copies of our Form 10-K from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the SEC’s public reference rooms.

Your vote is very important. Please take the time to vote by completing and mailing the proxy card. A postage-prepaid envelope has been provided for your convenience. If your proxy card is returned unsigned, then your vote cannot be counted. If the returned proxy card is signed and dated without indicating how you want to vote, then your proxy will be voted as recommended by the Board of Directors.

Where can I find the voting results of the meeting?

We will announce voting results at the meeting, and we will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2006. You can get a copy of this and other reports free of charge on the Company’s website at www.warrenresources.com, or by contacting our Investor Relations Department at (212) 697-9660.

WARREN BOARD OF DIRECTORS

Item 1—Election of Directors

The Board of Directors of Warren is divided into three classes of directors for purposes of election. One class of directors is elected at each annual meeting of stockholders to serve for a three-year term. All of the director nominees listed below are current directors of the Company.

At the 2006 meeting, the terms of three directors are expiring. All three of these directors have been nominated and, if elected at this meeting, will hold office until the expiration of each of their terms in 2009. Those directors not up for election this year will continue in office for the remainder of their terms.

If a nominee is unavailable for election, then the proxies will be voted for the election of another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the meeting. Each director holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal.

The Board recommends that you vote “FOR” each of the nominees listed below.

DIRECTORS NOMINATED THIS YEAR FOR TERMS EXPIRING IN 2009

Lloyd G. Davies, age 69, joined the board of directors in July 2001. On March 17, 2005, Mr. Davies was appointed Executive Vice President of Warren and Chairman and Chief Executive Officer of Warren’s principal operating subsidiary, Warren E&P, Inc., based in Casper, Wyoming (“Warren E&P”). For the prior seven years he was in retirement. From 1992 through 1994, Mr. Davies was the Assistant Division Manager for the Western U.S. area for Texaco. Prior to that, from 1990 through 1992, Mr. Davies was the Manager and Director of Operations for Texaco’s Far East Operations Division. During his career at Texaco, Mr. Davies was responsible for Texaco’s 50% share in Caltex in Indonesia, which activities included new field development waterflooding and the world’s largest steam flood operation. Mr. Davies also acted as Manager of Reservoir Engineering for ARAMCO in Saudi Arabia. Mr. Davies received a Bachelor of Science Degree in Petroleum Engineering from the University of Oklahoma in 1958. In 1966, he received a Master of Science Degree in Petroleum Engineering with a Minor in Math from the University of Texas.

Leonard DeCecchis, age 57, joined the board in September 2005 and serves on the audit committee of the board. Mr. DeCecchis retired from Prestone Products Corporation, where he was Executive Vice President and Chief Financial Officer of Prestone Products Corporation and a member of its board of directors until June 1999, and has been an investor in real estate and numerous business ventures since that time. In 1994, Mr. DeCecchis participated in a management buyout of Prestone antifreeze and other car care products from First Brands Corporation, a NYSE company. The new Prestone management team was successful in growing sales and doubling operating income within three years. In 1997, the company was sold to Allied Signal Corporation yielding a substantial return on investment to the management investors. From 1986 to 1994, Mr. DeCecchis was Vice President and Treasurer of First Brands Corporation, which had also been a management buyout of the automotive and home products divisions of Union Carbide Corporation. Mr. DeCecchis joined Union Carbide in 1974 and held numerous positions in auditing, treasury and financial reporting. In 1971, Mr. DeCecchis began his career at Peat Marwick Mitchell & Co. Mr. DeCecchis received a Bachelor’s degree from Pace University in 1971 and a Master of Business Administration from Fordham University in 1979. He is a Certified Public Accountant in New York.

Thomas G. Noonan, age 67, joined the Board as a director in November 1997 and until March 16, 2005 served on the compensation committee of the Board. From 1980 to 1997, he served as Manager of Quality Assurance for Mars Inc., an international food and candy company. From 1961 to 1979, he was a microbiologist for the Environmental Department of the State of New York. Mr. Noonan received a

Bachelor of Science degree from Fordham University in New York in 1959. He is the brother-in-law of Mr. Swanton.

Although they are not being voted upon this year, the Company has the following current directors:

CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2008

Chet Borgida, age 61, was elected to the Board of Directors in November 2004 and also serves as a member of our audit committee, which he chairs, and the compensation committee. Mr. Borgida has more than 30 years of domestic and international management experience in auditing and advising retail, distribution and media businesses. He was a partner at Grant Thornton LLP (Warren’s independent auditors) from 1977 to 2001. While at Grant Thornton LLP, Mr. Borgida had no involvement in the review or preparation of Warren’s audited financial statements. Most recently from 2001 to 2004, Mr. Borgida was a Senior Vice-President and Chief Financial Officer of Cross Media Marketing Corporation. Mr. Borgida was also a director and member of the audit committee of Brand Partners Group, Inc., and is currently a director and member of the audit committees of Correctional Services Corporation, both Nasdaq listed companies. He graduated from Hunter College with a Bachelor Degree in Business Science in 1967. He is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Michael R. Quinlan, age 61, joined the Board as a director in January 2002 and serves on the corporate governance committee of the Board, which he chairs. From 1963 to the present Mr. Quinlan has been employed by the McDonald’s Corporation. In 1979, Mr. Quinlan was appointed to the board of directors of McDonald’s and served as the Chairman of the Board and Chief Executive Officer from 1990 to 1998. From 1998 to 1999, he served as Chairman of the Board of McDonald’s Corporation. From 1987 to 1990, he served as the President and Chief Executive Officer of McDonalds. Currently he serves as the Chairman of the Executive Committee of McDonalds Corporation. Mr. Quinlan is chairman of the board of trustees of both Ronald McDonald House Charities and Loyola University Chicago. Additionally, he is a member of the board of trustees of Loyola University Health System. He is also on the board of directors of Dun and Bradstreet Corporation and the May Department Stores Company. Mr. Quinlan earned a Bachelor of Science degree in 1967 and a Master’s of Business Administration from Loyola University Chicago in 1970. He has been awarded Honorary Doctors of Law Degrees from Loyola University Chicago, Elmhurst College and Illinois Benedictine College.

Norman F. Swanton, age 67, is and has been our President, Chairman of the Board and Chief Executive Officer since we were founded in June 1990. From October 1986 to 1990, he served as an independent financial advisor. From 1972 to 1985, he served as Chairman of the Board, President and Chief Executive Officer of Swanton Corporation, a publicly held company engaged in energy, retail and financial services businesses. From 1961 to 1972, he served as an executive officer for Glore, Forgan, Staats, Inc. and a divisional controller for Hayden Stone, Inc. which were New York Stock Exchange member securities and underwriting firms. He also served as a principal consultant to the Trust Fund of the New York Stock Exchange serving as its representative in the liquidation of several former New York Stock Exchange member firms. Mr. Swanton received his Bachelor of Arts Degree in History and Political Science from Long Island University in 1962 and attended Bernard Baruch Graduate School of Business in a graduate degree program in Accountancy and Finance from 1963 to 1966. He is the brother-in-law of Thomas G. Noonan.

CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2007

Anthony L. Coelho, age 63, joined our Board as an independent director in May 2001 and serves on the compensation commitee, which he chairs, and corporate governance committees of the Board. From December 2000 to the present, Mr. Coelho has devoted his time to serving on the boards of directors listed below and as an independent consultant and adviser. From 1998 through November 2000, he served as the General Chairman for the U.S. Presidential campaign of Vice President Al Gore. From 1995 to 1998, he was Chairman and Chief Executive Officer of ETC w/tci, Inc. an education and training technology company in Washington, D.C. and from 1990 to 1995, he served as President and CEO of Wertheim Schroeder Investment Services, Inc. From 1978 to 1989, he served five terms in the U.S. Congress, representing the State of California as a member of the U.S. House of Representatives. During his congressional terms, he served as Democratic Majority Whip from 1987 to 1989 and authored the Americans with Disabilities Act. Congressman Coelho was also appointed chairman of the President’s Committee on the Employment of People with Disabilities by President Clinton. Congressman Coelho has served on a number of corporate boards, including AutoLend Group, Kaleidoscope Network, Inc., LoanNet, LLC, Pinnacle Global Group, Inc. and as chairman of ICF Kaiser International, Inc. He currently serves on the boards of ColumbusNewport, LLC, Cadiz, Inc., Cyberonics, Inc., a publicly traded company, DeFrancesco & Sons, Inc., Kistler Aerospace Corporation, Ripplewood Holdings, LLC, Service Corporation International, a publicly traded company, and MangoSoft, Inc. Congressman Coelho earned a Bachelor of Arts degree in Political Science from Loyola Marymount University in 1964.

Dominick D’Alleva, age 54, was our Secretary until 2002 and has been a director since June 1992. He serves on the compensation and corporate governance committees of the Board. Additionally, from 1995 to the present, he has been a principal with D and D Realty Company, LLC, a privately owned New York limited liability company involved in the acquisition and financing of real estate. From 1986 to 1995, he was engaged in residential New York City real estate for his own account and as general counsel to various real estate acquisition firms, where he negotiated contracts for the acquisition and financing of commercial real estate. From 1983 to 1985, he served as Executive Vice President, Director and General Counsel of Swanton Corporation, which engaged in energy, retail and financial services businesses. From 1980 to 1983 he was Associate Counsel of Damson Oil Corporation. From 1977 to 1980 he was an associate with Simpson, Thatcher & Bartlett specializing in securities and corporate law. Mr. D’Alleva received a Bachelor of Arts degree Summa Cum Laude from Fordham University in 1974 and earned his Juris Doctor degree with honors from Yale University in 1977.

Marshall Miller, age 55, joined the Board as an independent director in February 1998 and serves on the audit committee of the Board. Mr. Miller was an Executive Vice President of Wells Fargo Bank in San Francisco until retiring in 2000. From 1983 to 2000, Mr. Miller served in various senior management capacities with several financial institutions including Fair, Isaac Companies, Providian Financial Corporation and Wells Fargo Bank and specialized in advanced computer systems for credit risk management. Mr. Miller received a Bachelor of Arts Degree in Mathematics from the University of California at Berkley and a Masters of Science Degree from Stanford University in 1976.

CORPORATE GOVERNANCE

The Board is elected by the shareowners to oversee their interest in the long-term health and the overall success of the business and its financial strength. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the shareowners. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Company.

Warren has always taken the issue of corporate governance seriously. The Board is comprised of a majority of independent directors and the Audit Committee, the Corporate Governance Committee and the Compensation Committee are comprised entirely of independent directors.

The board of directors has established the following standing committees: audit, compensation and corporate governance.

The table below shows the current membership of each committee of the Board and the number of meetings each committee held in 2005:

Director	Audit	Compensation	Governance
Mr. Borgida	Chair	X
Mr. Coelho		Chair	X
Mr. DeCecchis	X
Mr. D’Alleva		X	X
Mr. Miller	X
Mr. Quinlan*			Chair
2005 Meetings	7	2	2

*      Serves in his capacity as Lead Director

Audit Committee.   The Audit Committee consists of Messrs. Borgida, DeCecchis and Miller. Mr. Borgida is chairman of the Audit Committee and he and Mr. DeCecchis are deemed by the Company to be “audit committee financial experts”.

The audit committee reviews the preparation of and the scope of the audit of our annual consolidated financial statements, reviews drafts of such statements, makes recommendations as to the engagement and fees of the independent auditors, and monitors the functioning of our accounting and internal control systems by meeting with representatives of management and the independent auditors. This committee has direct access to the independent auditors and counsel to Warren and performs such other duties relating to the maintenance of the proper books of account and records of Warren and other matters as the board of directors may assign from time to time.

The purpose of the Audit Committee is to assist the Board in monitoring:

•       the integrity of the Company’s financial statements;

•       the Company’s compliance with legal and regulatory requirements;

•       the independent auditor’s qualifications and independence;

•       the performance of the Company’s internal and independent auditors; and

•       the business practices and ethical standards of the Company.

The Audit Committee is also directly responsible for the appointment, approval of compensation, retention and oversight of the work of the Company’s independent auditor, Grant Thornton LLP, and the preparation of the Audit Committee report.

All of the members of the Audit Committee meet the independence requirements of the Nasdaq Stock Market, the Sarbanes-Oxley Act, the Securities Exchange Act and the rules of the Securities and Exchange Commission (“SEC”) adopted thereunder, and the Company’s Corporate Governance Guidelines. The Charter of the Audit Committee can be found on our website at www.warrenresources.com.

Compensation Committee.   The Compensation Committee consists of Messrs. Borgida, Coelho and D’Alleva. Mr. Coelho is the chairman of the Compensation Committee. The Compensation Committee has sole authority to administer our stock option plans. The Compensation Committee also reviews and makes recommendations regarding the compensation levels of the Company’s senior management.

The Charter of the Compensation Committee can be found on our website at www.warrenresources.com.

Corporate Governance Committee.   The Corporate Governance Committee consists of Messrs. Quinlan, D’Alleva and Coelho as members of the Corporate Governance Committee. Mr. Quinlan is the chairman of the Corporate Governance Committee.

The purposes of the Corporate Governance Committee include without limitation to:

•       assist the Board in identifying qualified individuals to become directors;

•       recommend to the Board qualified director nominees for election at the stockholders’ Annual Meeting;

•       determine membership on the Board committees;

•       recommend Corporate Governance guidelines;

•       conduct annual self-evaluations of the Board and the Corporate Governance Committee; and

•       report annually to the Board on the Chief Executive Officer succession plan.

The Charter of the Corporate Governance Committee can be found on our website at www.warrenresources.com.

Code of Business Conduct for All Directors, Officers and Employees

The Board has adopted a Code of Business Conduct for all directors, officers and employees. It is the responsibility of every Company director, officer and employee to maintain a commitment to high standards of conduct and ethics. It is the intent of the Code of Business Conduct to inspire continuing dedication to the fundamental principles of honesty, loyalty, fairness and forthrightness. There shall be no waiver of any part of this Code for any director or officer except by a vote of the Board of Directors or a designated Board committee that shall ascertain whether a waiver is appropriate under all the circumstances. In case a waiver of this Code is granted to a director or officer, the notice of such waiver shall be posted on our website at www.warrenresources.com. A copy of the Code of Business Conduct is available on our website at www.warrenresources.com.

Code of Ethics for Senior Financial Officers

The Board has also adopted a separate Code of Ethics for our chief executive officer, chief financial officer and chief accounting officer (“Senior Financial Officers’ Code”). Each of the covered officers has to certify on an annual basis that the officer shall:

•       Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;

•       Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable;

•       Comply with all applicable laws, rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies;

•       Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing the officer’s independent judgment to be subordinated;

•       Respect the confidentiality of information acquired in the course of business except when authorized or otherwise legally obligated to disclose the information, acknowledging that confidential information acquired in the course of business is not to be used for personal advantage;

•       Proactively promote ethical behavior among employees at Warren and as a responsible partner with industry peers and associates;

•       Maintain control over and responsibly manage all assets and resources employed or entrusted to the officer by Warren; and

•       Report illegal or unethical conduct by any director, officer or employee that has occurred, is occurring or may occur, including any potential violations of the Senior Officers’ Code or the Code of Business Conduct.

There shall be no waiver of any part of the Senior Financial Officers’ Code except by a vote of the Board of Directors or a designated Board committee that shall ascertain whether a waiver is appropriate under all the circumstances. In case a waiver of the Senior Financial Officers’ Code is granted, the notice of such waiver shall be posted on our website at www.warrenresources.com. A copy of the Senior Financial Officers’ Code that has been adopted by the Board of Directors is available on our website at www.warrenresources.com.

Selection of Directors

The Company’s Corporate Governance Guidelines state that the Corporate Governance Committee shall, for positions on the Board of Directors not currently filled: (a) identify the personal characteristics needed in a director nominee so that the Board as a whole will possess the Qualifications of the Board as a Whole as these qualifications are set forth in the Corporate Governance Guidelines; (b) compile, through such means as the Committee considers appropriate, a list of potential director nominees thought to possess the Individual Qualifications identified in the Corporate Governance Guidelines; (c) if the Committee so determines it to be appropriate, engage an outside consultant to assist in the search for nominees and to conduct background investigations on all nominees regardless of how nominated; (d) review the resume of each nominee; (e) conduct interviews with the nominees meeting the desired set of qualifications; (f) following interviews, compile a short list of nominees (which, at the discretion of the Committee, may consist of a single individual) who may meet, at a minimum, with the Chairman of the Board, the Chief Executive Officer and the Chairman of the Corporate Governance Committee and/or the Lead Director; and (g) evaluate the nominee(s) in relationship to the culture of the Company and the Board and its needs.

Minimum Criteria for Board Members

Each Candidate must possess at least the following specific minimum qualifications:

•       Each Candidate shall be prepared to represent the best interests of all of the Company’s Stockholders and not just one particular constituency.

•       Each Candidate shall be an individual who has demonstrated integrity and ethics in his/her personal and professional life and has established a record of professional accomplishment in his/her chosen field.

•       No Candidate, or family member (as defined in NASD rules), or affiliate or associate (each as defined in Rule 405 under the Securities Act of 1933, as amended) of a Candidate, shall have any material personal, financial or professional interest in any present or potential competitor of the Company.

•       Each Candidate shall be prepared to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee of which he or she is a member, and not have other personal or professional commitments that would, in the Governance Committee’s sole judgment, interfere with or limit his or her ability to do so.

•       Each Candidate shall be willing to make, and financially capable of making, the required investment in the Company’s stock in the amount and within the timeframe specified in the Company’s Corporate Governance Principles and Practices.

Desirable Qualities and Skills

In addition, the Governance Committee also considers it desirable that Candidates possess the following qualities or skills:

•       Each Candidate should contribute to the Board’s overall diversity—diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds.

•       Each Candidate should contribute positively to the existing chemistry and collaborative culture among Board members.

•       Each Candidate should possess professional and personal experiences and expertise relevant to the Company’s goal of being a leading exploration and development company. At this stage of the Company’s development, relevant experiences might include, among other things, senior level executive experience and relevant senior level expertise in one or more of the following areas—engineering, finance, accounting, sales and marketing, organizational development, information technology and public relations.

Affirmative Determinations Regarding Director Independence and Other Matters

The Board of Directors has determined each of the following directors to be an “independent director” as such term is defined in Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers (the “NASD”):

Chet Borgida
Anthony Coelho
Dominick D’Alleva
Leonard DeCecchis
Marshall R. Miller
Michael R. Quinlan

In this proxy statement these six directors are referred to individually as an “Independent Director” and collectively as the “Independent Directors.”

The Board of Directors has also determined that each member of the three committees of the Board currently meets the independence requirements applicable to those committees prescribed by the NASD, the Securities and Exchange Commission (“SEC”) and the Internal Revenue Service. The Board of Directors has further determined that Chet Borgida and Leonard DeCecchis, members of the Audit

Committee of the Board of Directors, are “audit committee financial experts” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.

Presiding Director

Each March, the Independent Directors select from their group an Independent Director to preside as a Lead Director at all meetings of the Independent Directors. Mr. Quinlan currently serves as presiding Lead Director. The Independent Directors meet in executive session at each Board meeting.

Meetings of the Board of Directors

During 2005, the board of directors met six times. All of the directors attended each meeting.

Non-employee Director Meetings

Pursuant to the Company’s Corporate Governance Policies, non-employee directors may meet in non-employee director or committee sessions at the discretion of the non-employee directors. If any non-employee directors are not independent, then the independent directors shall schedule an independent director session at least once per year. The chair of the Audit, Compensation or Nominating and Governance Committee leads non-employee board and committee sessions and the independent director sessions and is chosen by the non-employee directors and independent directors, respectively, based on who is the most knowledgeable and appropriate leader given the subject of the meeting. The session leader can retain independent consultants and schedule meetings. The non-employee directors met four times in 2005.

Compensation of Directors

Directors who are also employees of Warren receive no additional compensation for their services as directors. During 2005, each non-employee director received:

•       upon becoming a member of the Board, options to purchase 10,000 shares of our common stock exercisable at the then current fair market price for a period of five years;

•       an annual grant of options to purchase 5,000 shares of our common stock exercisable at the then current fair market price for a period of five years;

•       annual retainer fee of $20,000 and reimbursement for travel expenses and other out-of-pocket costs incurred in connection with attending Board and committee meetings;

•       annual retainer fee of $7,500 for the chairman of the audit committee and $5,000 for the chairman of the corporate governance and compensation committee; and

•       $2,000 for each Board meeting attended, $1,500 for each audit committee meeting attended and $1,000 for each corporate governance and compensation committee meeting attended.

The annual retainer fee has been raised to $27,500 for 2006.

The following table sets forth the total compensation paid to each Director who is not an officer during 2005.

Name	Fees Paid in Cash ($)	Stock Option Awards ($)(1)	Non-Stock Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Chet Borgida	50,500	33,850	0	0	84,350
Anthony Coelho	31,000	33,850	0	0	64,850
Dominick D’Alleva	38,500	33,850	0	0	72,350
Len DeCecchis	13,000	48,200	0	0	61,200
Marshall R. Miller	48,500	33,850	0	0	82,350
Thomas Noonan	28,000	33,850	0	0	61,850
Michael R. Quinlan	34,000	33,850	0	0	67,850

(1)          Computed based upon the closing price of the Company’s common stock on December 31, 2005 ($15.82 per share) as reported by the Nasdaq Stock Market and the stock option exercise price of $9.05 per share, or $11.00 per share in the case of Mr. DeCecchis who joined the Board in September 2005.

Compensation Committee Report

The following report of the Compensation Committee of the Company shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Committee approves compensation to all senior executives, including but not limited to, executive officers and all elected officers of the Company. Our goal is to compensate executives in a way that reinforces decisions and actions which will drive long-term sustainable growth, which in turn leads to increased shareowner value. To achieve these goals we must attract, retain and motivate the right talent. We focus on long-term goals of the business and design rewards programs that recognize business achievements we believe are likely to promote sustainable growth. We combine this approach with an integrated performance management process that includes strategies, business planning, metrics, management routines, individual performance and rewards in order to link closely rewards to the interests of shareowners. In 2005, we enlisted the help of Mercer Human Resources Consulting, an independent consultant, to advise the Compensation Committee. We do take into consideration external market practices, although they do not drive our strategy.

Currently we use short-term compensation (salary and bonus) and long-term compensation (stock options) to achieve our goal of driving sustainable growth. Each year we carefully determine the percentage mix of compensation vehicles we think will best achieve sustainable growth. This is not a mechanical process and we use our judgment and experience in determining the mix of compensation. We also inform ourselves of market practices. This report is intended to provide our philosophy and approach, rather than give specific details on all plans.

This report describes the compensation decisions made by the Compensation Committee during 2005 with respect to Warren’s executive officers.

Compensation Philosophy of the Company

Warren’s executive compensation programs consist primarily of

•       base salary,

•       annual performance-based incentive cash bonus, and

•       long-term stock incentive plans which the Company considers essential to attract, retain and reward key personnel.

Collectively, these programs are designed to promote the strategic objectives that are critical to the long-term success of the Company.

Short-term Compensation

Base Salary.   Individual base salaries are determined based on a subjective evaluation considering peer-company market data, the executive’s performance and the length of time the executive has been in the position. Base compensation is reviewed annually by the Compensation Committee and adjustments, if any, reflect each executive officer’s contribution to the performance of the Company. The following-year guidelines are set after considering competitive market data, affordability and current salary levels, as appropriate. At the end of the year, the CEO evaluates each executive’s performance in light of individual objectives set in the beginning of the year. We rely to a large extent on the CEO’s evaluations of each executive’s performance. In 2005, all of the senior executives were under one-year Employment Agreements that were executed in 2005 that provided for a fixed base salary, discretionary incentive bonus compensation and long-term incentive stock options (see “Executive Compensation-Employment Agreements” below).

Annual Incentive.   The annual incentive plan awards are paid in cash and are reflected at the beginning of the year as a target percentage of base pay. Actual awards are based on financial and individual performance.

•       Financial Performance—Financial performance is determined at the end of the year based on actual business results versus preset business objectives. The final financial performance is reflected as a percentage. On-target performance would yield an award of 100% of the target set at the beginning of the year. The financial performance determines the total amount of dollars available for the incentive pool.

             Depending on the executive’s responsibilities, performance is set and measured at the corporate level or a combination of corporate, operating group and/or division level, as appropriate. The final financial performance is reviewed by the Audit Committee.

•       Individual Performance—Individual performance is determined at the end of the year based on actual performance of the individual versus his or her preset objectives. The evaluation results in a Personal Performance Factor which is reflected as a percentage. On-target performance would yield a result of 100% of the target set at the beginning of the year. We may also take into account additional considerations that we deem fundamental.

The actual Incentive Award is determined as follows:

Base Pay × Annual Incentive Target % × Financial Performance % × Personal Performance Factor %

Generally, we make awards within a range for expected performance levels determined by us at the beginning of the year. When deciding what measures to use at the start of a plan year and the target level of achievement of those measures, we carefully consider the state of the Company’s business and what measures are most likely in present circumstances to lead to sustainable growth.

Long-Term Compensation

This is the major portion of the total compensation package for executives and is an important retention tool. There are two types of long-term incentive compensation that we plan to employ: stock options and performance share units. Usually an executive will receive stock options. We determine grant levels based on individual performance, potential and level of responsibility. We also consider history of past grants, time in current position and any change in responsibility.

Stock Options.   The purpose of stock options is to provide equity compensation that provides value to executives when value is also created for the shareowners. Options are granted to a much larger employee population than are the performance share units that are discussed below. Stock options provide executives with equity ownership and participation in the appreciation of the value of Company stock.

Performance Share Units.   Starting in 2006, we may also issue performance share units. Performance share units will provide an opportunity for an executive to receive restricted stock when certain performance criteria are met. We will grant units tied to Company performance.

The Compensation Committee believes the design of the Company’s total executive compensation program provides executives the incentive to maximize long-term operational performance using sound financial controls and high standards of integrity. The Compensation Committee also believes that total compensation for each executive should be commensurate with the achievement of specific short-term and long-term operational, financial, and strategic objectives.

Compensation for the Chairman and Chief Executive Officer

Mr. Norman F. Swanton is the Chairman and Chief Executive Officer of the Company. Throughout 2005, Mr. Swanton’s base salary was $500,000 as described in his employment agreement described below. For 2005, the Compensation Committee awarded Mr. Swanton a cash bonus equal to $300,000, or 60% of his base salary. The Compensation Committee believes this incentive plan payment appropriately reflects his performance during 2005. On February 8, 2005, he was also awarded 250,000 stock options exercisable at $9.05 per share for a period ending February 7, 2010, which the Committee believes further aligns Mr. Swanton’s interests with those of the stockholders.

Each year the Compensation Committee evaluates the performance of the CEO. Based on the Compensation Committee’s evaluation and assessment of Mr. Swanton’s individual performance and significant contributions to the strategic direction of the Company, the Compensation Committee increased Mr. Swanton’s base salary for 2006 to $537,500.

Summary

In designing the Company’s compensation programs, the Compensation Committee’s primary consideration is Warren’s achievement of strategic business goals that serve to enhance shareholder value. Consideration is also given to competitive compensation practices, market economics and other factors. Section 162(m) of the Internal Revenue Code, as amended (the “Code”), limits a company’s ability to deduct compensation paid in excess of $1 million during any fiscal year to the Chief Executive Officer and the next four highest paid officers, unless the compensation meets shareholder approved performance-based requirements. The Compensation Committee is committed to making awards that qualify as deductible compensation under section 162(m) of the Code whenever possible. However, where granting awards is consistent with the strategic goals of the Company, the Compensation Committee reserves the right to make awards that are non-deductible when it believes it is in the best interest of the Company.

March 31, 2006
THE COMPENSATION COMMITTEE
/s/ Anthony Coelho, Chairman
/s/ Chet Borgida
/s/ Dominick D’Alleva

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee are currently an officer or employee of Warren. No member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 24, 2006, there were 52,839,637 shares of Warren common stock outstanding entitled to vote at the meeting. Each of these shares is entitled to one vote. The following table sets forth information regarding the beneficial ownership of our common stock as of March 24, 2006 by:

•       each of our directors;

•       our chief executive officer;

•       our four most highly compensated executive officers other than our chief executive officer; and

•       all directors and executive officers as a group.

As of March 24, 2006, we do not know of any other person to own beneficially more than 5% of our common stock.

Unless otherwise indicated, each person named in the table has sole voting power and investment power, or shares this power with his or her spouse, with respect to all shares of our common stock listed as owned by such person. The table includes all shares beneficially owned by each stockholder, which includes any shares as to which the individual has sole or shared voting power or investment power and any shares which the individual has the right to acquire within 60 days of March 24, 2006, through the exercise of any stock option or other right.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Ownership
Wellington Management Company, LLP(1)	3,917,200	7.4%
NWQ Investment Management, LLC (2)	3,281,091	6.2
Neuberger Berman Inc.(3)	3,154,225	6.0
Spindrift Investors (Bermuda) L.P.(4)	1,581,000	3.0
Norman F. Swanton(5)(6)	2,607,311	5.0
Timothy A. Larkin(6)	460,750	*
Kenneth Gobble(6)	130,000	*
David E. Fleming(6)	110,000	*
Ellis G. Vickers(6)	91,000	*
Stewart P. Skelly(6)	107,543	*
Dominick D’Alleva(6)	90,521	*
Chet Borgida(6)	43,000	*
Anthony L. Coelho(6)	90,000	*
Lloyd G. Davies(6)	125,000	*
Leonard DeCecchis(6)	50,000	*
Marshall Miller(6)	784,000	1.5
Thomas G. Noonan(6)(7)	198,777	*
Michael R. Quinlan(6)	244,423	*
All directors and executive officers as a group (14 persons)	5,132,325	9.7%

*                    Less than 1% of the outstanding common stock.

(1)          In its Schedule 13G/A filed February 14, 2006 with the SEC with respect to its securities as of December 31, 2005, Wellington Management Company, LLP, has its principal office at 75 State Street, Boston, Massachusetts 02109. Wellington states that it has sole voting power as to no shares, shared voting power as to 3,917,200 shares, sole dispositive power as to no shares and shared dispositive power as to 3,917,200 shares. The shares owned by Spindrift Investors (Bermuda) L.P. are also included within the listed Wellington Management Company, LLP holdings since Wellington

Management Company, LLP has shared voting and dispositive power for the Spindrift Investors (Bermuda) L.P. shares.

(2)          In its Schedule 13G filed February 14, 2006 with the SEC with respect to its securities as of December 31, 2005, NWQ Investment Management, LLC , has its principal office at 75 State Street, Boston, Massachusetts 02109. NWQ Investment Management states that it has sole voting power as to 3,281,091 shares and sole dispositive power as to 3,281,091 shares.

(3)          In its Schedule 13G filed February 15, 2006 with the SEC with respect to its securities as of December 31, 2005, Neuberger Berman Inc., has its principal office at 605 Third Avenue, New York, NY 10158. Neuberger Berman states that it has sole voting power as to 3,154,225 shares, and sole dispositive power as to 3,154,225 shares.

(4)          In its Schedule 13G/A filed February 14, 2006 with the SEC with respect to its securities as of December 31, 2005, Spindrift Investors (Bermuda) L.P., has its principal office at Clarendon House, 2 Church Street, Hamilton, Bermuda HM11. Wellington Hedge Management, Inc., is the investment advisor to Spindrift Investors (Bermuda) L.P., and states that it has sole voting power as to no shares, shared voting power as to 1,581,000 shares, sole dispositive power as to no shares and shared dispositive power as to 1,581,000 shares. The shares owned by Spindrift Investors (Bermuda) L.P. are also included within the listed Wellington Management Company, LLP holdings.

(5)          Does not include 165,144 shares of common stock owned by the Virginia Trust of Eire, as to which Mr. Noonan and his wife are the trustees. The nieces and nephews of Mr. Swanton are the sole beneficiaries of this trust. Mrs. Noonan is Mr. Swanton’s sister. Includes 53,500 shares owned by a charitable foundation for which Mr. Swanton is a trustee.

(6)          Excludes stock options exercisable at $13.85 per share for five years granted on March 23, 2006, which vest 1/3rd on March 20, 2007; 1/3rd on March 20, 2008 and 1/3rd on March 20, 2009. The amount of unvested options that were granted to the referenced persons on March 23, 2006 are: 100,000 for Norman F. Swanton; 50,000 for Timothy A. Larkin; 30,000 for Lloyd G. Davies; 30,000 for Kenneth Gobble; 30,000 for Stewart Skelly; 20,000 for David E. Fleming; 15,000 for Ellis G. Vickers and 5,000 for each of Chet Borgida, Dominick D’Alleva, Leonard DeCecchis, Anthony Coelho, Marshall R. Miller, Thomas Noonan and Michael R. Quinlan.

(7)          Includes 165,144 shares of common stock owned by the Virginia Trust of Eire. Mr. Noonan and his wife are the trustees of these trusts. The nieces and nephews of Mr. Swanton are the sole beneficiaries of these trusts. Mr. Noonan disclaims beneficial ownership of the shares of common stock held by the Virginia Trust of Eire.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the Common Stock, to file with the SEC initial reports of beneficial ownership (“Form 3”) and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company (“Form 4”). Executive officers, directors and greater than 10% Stockholders of the Company are required by SEC rules to furnish to the Company copies of all Section 16(a) reports that they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all reporting obligations of the Company’s officers, directors and greater than ten percent stockholders under Section 16(a) were satisfied during the year ended December 31, 2005, except it appears that in January 2006 a Form 4 was inadvertently filed late relating to 14,300 shares of common stock received by Mr. Quinlan in 2005 upon his withdrawal from a oil drilling fund.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation earned by our Chief Executive Officer and each of the four most highly compensated other executive officers who received annual compensation in excess of $100,000 for the year ended December 31, 2005. We refer to these officers as our named executive officers. The compensation set forth in the table below for the fiscal years ended December 31, 2005, 2004 and 2003 does not include medical, group life or other benefits which are available to all of our salaried employees, and perquisites and other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the person’s salary and bonus shown in the table.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation(2)	Securities Underlying Options	All Other Compensation
Norman F. Swanton	2005	$ 500,000	$ 300,000	$ 16,274	250,000	–0–
Chief Executive Officer and	2004	462,000	371,500	16,274	200,000	–0–
Chairman of the Board	2003	385,000	250,000	16,274	300,000	–0–
Timothy A. Larkin	2005	$ 275,000	$ 110,000	$ 3,435	125,000	–0–
Executive Vice President	2004	246,480	147,888	431	100,000	–0–
and Chief Financial Officer	2003	205,400	125,000	431	310,750	–0–
Kenneth Gobble	2005	$ 204,930	$ 71,726	$ 2,343	50,000	–0–
Senior Vice President	2004	178,200	85,536	2,343	40,000	–0–
and President of Warren E&P	2003	148,500	74,250	-0-	110,000	–0–
Ellis G. Vickers	2005	$ 226,808	$ 41,959	$ -0-	30,000	–0–
Senior Vice President—Land	2004	218,905	50,000	-0-	20,000	–0–
Management &Regulatory Affairs	2003	215,670	107,835	-0-	66,000	–0–
and Associate General Counsel
David E. Fleming	2005	$ 265,000	$ 53,000	$ 3,014	50,000	–0–
Senior Vice President,	2004	223,438	50,000	-0-	24,000	–0–
General Counsel and Secretary	2003	216,510	108,255	-0-	66,000	–0–

(1)          Bonus amounts reported for 2005, 2004 and 2003 include bonuses earned in the reported year and actually paid in the subsequent year.

(2)          Amounts reflect insurance premiums paid by the company during the covered fiscal year with respect to life insurance for the benefit of the named executive officer or his designee.

Option Grants in Last Fiscal Year

The following stock options to purchase shares of our common stock were granted to the named executive officers during the fiscal year ended December 31, 2005.

	Individual Grants				Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price(1)	Expiration Date	5%	10%
Norman F. Swanton	250,000	35%	$ 9.05	2/8/10	$ 625,087	$ 1,381,279
Timothy A. Larkin	125,000	17	$ 9.05	2/8/10	312,544	690,639
Kenneth Gobble	50,000	7	$ 9.05	2/8/10	125,017	276,256
Ellis G. Vickers	30,000	4	$ 9.05	2/8/10	75,050	165,763
David E. Fleming	50,000	7	$ 9.05	2/8/10	125,017	276,256

(1)          The exercise price per share of each option was determined to be equal to the fair market value per share of the underlying stock on the date of grant, based upon the closing price of the Company’s common stock as reported by the Nasdaq Stock Market.

(2)          The potential realizable value shown is calculated based on the term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to the rules and regulations of the SEC and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire 5-year term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End ($) Exercisable/Unexercisable(*)
Norman F. Swanton	0	$ 0	750,000/750,000	$ 7,002,500
Timothy A. Larkin	125,000	1,502,375	410,750/410,750	3,923,815
Kenneth Gobble	70,000	687,169	130,000/130,000	1,164,100
Ellis G. Vickers	20,000	149,144	96,000/96,000	932,220
David E. Fleming	30,000	254,699	110,000/110,000	975,700

*                    Computed based upon the closing price of the Company’s common stock on December 31, 2005 ($15.82 per share) as reported by the Nasdaq Stock Market and the aggregate exercise price.

Employment Agreements

We have entered into employment agreements with Messrs. Swanton, Larkin, Davies, Fleming and Vickers. In addition to the specific provisions of each employment agreement as described below, each of these employment agreements provides that if the executive’s employment is terminated without cause, due to death or disability or for “good reason”, including a change of control, all unvested stock options granted to the executive shall be kept in effect and not terminated.

Norman F. Swanton.   We entered into an employment agreement effective January 1, 2001, as amended effective January 1, 2005 with Norman F. Swanton, our president, chief executive officer and chairman, that provides for a base salary of $500,000 per year, subject to annual cost of living adjustments, participation in our standard insurance plans for our executives and participation in our other incentive compensation programs at the discretion of the Board of Directors. Under his agreement, if Mr. Swanton’s employment is terminated without cause and he executes a full and general release in favor of, and satisfactory to, us, Mr. Swanton will be entitled to termination compensation equal to the greater of two years’ annual base salary, or all of the base salary for the remainder of the employment term. Mr. Swanton’s employment agreement automatically renews on each anniversary of the effective date after the initial three-year employment term, for an additional year unless we notify Mr. Swanton or he notifies us in writing 90 days prior to such anniversary that we, or he, will not be renewing his employment agreement. No such notice of non-renewal has been presented by either party. Accordingly, Mr. Swanton’s employment agreement has been renewed through December 31, 2006. As a result of the annual cost of living adjustment over the prior year, his base salary for 2006 is $537,500.

Timothy A. Larkin.   We entered into an employment agreement effective January 1, 2001, as amended effective January 1, 2005, with Timothy A. Larkin, our executive vice president and chief financial officer, that provides for a base salary of $275,000 per year, subject to annual cost of living adjustments, participation in our standard insurance plans for our executives and participation in our other incentive compensation programs at the discretion of the Board of Directors. Under his agreement, if Mr. Larkin’s employment is terminated without cause and he executes a full and general release in favor of, and satisfactory to, us, Mr. Larkin will be entitled to termination compensation equal to the greater of two years’ annual base salary, or all of the base salary for the remainder of the employment term. Mr. Larkin’s employment agreement automatically renews on each anniversary of the effective date after the initial three-year employment term, for an additional year unless we notify Mr. Larkin or he notifies us in writing 90 days prior to such anniversary that we, or he, will not be renewing his employment agreement. No such notice of non-renewal has been presented by either party. Accordingly, Mr. Larkin’s employment agreement has been renewed through December 31, 2006. As a result of the annual cost of living adjustment over the prior year, his base salary for 2006 is $295,625.

Lloyd G. Davies.   We entered into an employment agreement effective March 1, 2005 with Lloyd G. Davies, our executive vice president and the chairman and chief executive officer of Warren E&P, Inc. that provides for a base salary of $250,000 per year, participation in our standard insurance plans for our executives and participation in our other incentive compensation programs at the discretion of the Board of Directors. Under his agreement, if Mr. Davies’ employment is terminated without cause and he executes a full and general release in favor of, and satisfactory to, us, Mr. Davies will be entitled to termination compensation equal to the greater of three month’s base salary or all of the base salary for the remainder of the employment term. Mr. Davies’ employment agreement expires on December 31, 2005, but will automatically renew on each anniversary of the effective date for an additional year unless we notify Mr. Davies or he notifies us in writing 90 days prior to such anniversary that we, or he, will not be renewing his employment agreement. No such notice of non-renewal has been presented by either party. Accordingly, such employment agreement has been renewed through December 31, 2006. As a result of the annual cost of living adjustment over the prior year, his base salary for 2006 is $262,500.

David E. Fleming.   We entered into an employment agreement effective February 1, 2005 with David E. Fleming, our senior vice president, general counsel and corporate secretary, that provides for a base salary of $265,000 per year, participation in our standard insurance plans for our executives and participation in our other incentive compensation programs at the discretion of the Board of Directors. Under his agreement, if Mr. Fleming’s employment is terminated without cause and he executes a full and general release in favor of, and satisfactory to, us, Mr. Fleming will be entitled to termination compensation equal to the greater of three month’s base salary or all of the base salary for the remainder of the employment term. Mr. Fleming’s employment agreement expired on December 31, 2005, but will automatically renew on each anniversary of the effective date for an additional year unless we notify Mr. Fleming or he notifies us in writing 90 days prior to such anniversary that we, or he, will not be renewing his employment agreement. No such notice of non-renewal has been presented by either party. Accordingly, such employment agreement has been renewed through December 31, 2006. As a result of the annual cost of living adjustment over the prior year, his base salary for 2006 is $274,540.

Ellis G. Vickers.   We entered into an employment agreement effective January 1, 2005 with Ellis G. Vickers, our senior vice president and associate general counsel and senior vice president and general counsel of Warren E&P, Inc., that provides for a salary of $226,808 per year, participation in our standard insurance plans for our executives and participation in our other incentive compensation programs at the discretion of the Board of Directors. Under his agreement, if Mr. Vickers’ employment is terminated without cause and he executes a full and general release in favor of, and satisfactory to, us, Mr. Vickers is entitled to termination compensation equal to the greater of 90 days’ base salary or all of his base salary for the employment term. Mr. Vickers’ employment agreement expires on December 31, 2005, but will automatically renew on each anniversary of the effective date for an additional one year unless we notify Mr. Vickers or he notifies us in writing 90 days prior to such anniversary that we, or he, will not be renewing his employment agreement. No such notice of non-renewal has been presented by either party. Accordingly, such employment agreement has been renewed through December 31, 2006. As a result of the annual cost of living adjustment over the prior year, his base salary for 2006 is $233,612.

Director and Officer Indemnification Agreements

The Company has entered into indemnification agreements with its directors and certain executive officers, in part to enable the Company to attract and retain qualified directors and executive officers. These agreements require the Company, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses for proceedings for which they may be indemnified and to cover such person under any directors’ and officers’ liability insurance policy the Company may maintain from time to time. These agreements are intended to provide indemnification rights to the fullest extent permitted under applicable Maryland law and are in addition to any other rights the Company’s directors and executive officers may have under the Company’s restated certificate of incorporation, bylaws and applicable law.

Employee Benefit Plans

2000 Equity Incentive Plan for Employees of Warren E&P, Inc.

Introduction.   Our 2000 Equity Incentive Plan for Employees of Warren E&P, Inc. was adopted by the board in September 2000 and was amended by the board in September 2001, and approved by our Stockholders on September 5, 2002. Any awards granted before shareholder approval of the plan are subject to, and may not be exercised or realized before, approval of the plan by the Stockholders. The plan is administered by our compensation committee.

Share Reserve.   1,975,000 shares of common stock have been authorized for issuance under the plan. In addition, no participant in the plan may be granted stock options and direct stock issuances for more than 750,000 shares of common stock in total per calendar year.

Awards.   The plan provides for the following types of awards:

•       eligible individuals in the employ of, or rendering services to, Warren E&P and its subsidiaries may be granted options to purchase shares of common stock at an exercise price determined by the compensation committee;

•       eligible individuals may be issued shares of common stock that may be subject to certain restrictions and conditions directly through the purchase of shares at a price determined by the compensation committee.

Plan Features.   The plan includes the following features:

•       eligible participants under the plan are employees, consultants and directors of Warren E&P and its subsidiaries;

•       the plan sets forth various restrictions upon the exercise of awards. The compensation committee has the discretion to alter any restrictions or conditions upon any awards;

•       the exercise price for any options granted under the plan may be paid in cash, by certified or cashier’s check or, if acceptable to the compensation committee, in property valued at fair market value, by delivery of a promissory note, or in currently owned shares of common stock valued at fair market value on the last business day prior to the date of exercise. An option may, in the discretion of the compensation committee, be exercised through a sale or loan program with a broker acceptable to the compensation committee without any cash outlay by the optionee;

•       grants of restricted stock awards can be made to participants. Restricted stock awards may be subject to certain restrictions, vesting requirements or other conditions, including the attainment of performance goals; and

•       if a participant’s employment is terminated for any reason other than cause, including death or disability, any vested options held by the participant will remain exercisable for a specified period of time after the termination. If a participant’s employment is terminated for cause, all outstanding options held by the participant will expire immediately. If a participant’s employment is terminated for any reason other than cause, any unvested restricted stock awards will generally be forfeited unless the compensation committee provides otherwise. If a participant’s employment is terminated for cause, all restricted stock awards will be forfeited. Warren may require the return of any dividends previously paid on the restricted stock and, in all events, will repay to the participant (or the participant’s estate) any amounts paid for the restricted stock awards.

Change in Control.   In the event that Warren or Warren E&P is acquired by merger, consolidation, asset sale or equity sale, outstanding options will be assumed, or equivalent options will be issued by the successor corporation. If the successor corporation refuses to assume or substitute the options, the compensation committee may accelerate the participants’ rights to exercise for a limited period of time after which the options would terminate. With respect to restricted stock awards, the compensation committee could also elect to terminate any vested awards in exchange for cash payments.

Recapitalization or Reorganization.   In the event of a recapitalization or reorganization of Warren or of Warren E&P that does not constitute a change-in-control as described above, a participant will be entitled to receive, upon exercising an option, that which the participant would have received had the participant exercised prior to the recapitalization or reorganization.

Amendment.   The board may amend or modify the 2000 Plan at any time, pending any required shareholder approval. The 2000 Plan will terminate no later than September 1, 2010.

As of December 31, 2005, nonqualified stock options to purchase 47,000; 158,500; 173,500 and 40,000 shares of our common stock were granted to eligible persons pursuant to this plan at an exercise price of $4.00, $7.00, $9.05 and $14.85 per share, respectively. As of December 31, 2005, 398,500 of these stock options were vested at December 31, 2005. In 2006, 6,000 of these options were exercised at $4.00 and 3,500 were exercised at $9.05 per share. The shares that may be issued pursuant to the exercise of an option awarded under this plan have been registered under the Securities Act of 1933.

2001 Stock Incentive Plan

Introduction.   Our 2001 Stock Incentive Plan was adopted by the board in September 2001 and approved by our Stockholders on September 5, 2002. Any awards granted before shareholder approval of the plan are subject to, and may not be exercised or realized, before approval of the plan by the Stockholders. The plan will be administered by our compensation committee.

Share Reserve.   A total of 2,500,000 shares of our common stock have been authorized for issuance of options under the plan. In addition, no participant in the plan may be granted stock options, separately exercisable stock appreciation rights, direct stock issuances and stock units for more than 750,000 shares of our common stock in total per calendar year.

Programs.   The plan is divided into three separate programs:

•       an option grant program under which eligible individuals may be granted options to purchase shares of common stock at an exercise price determined by the compensation committee;

•       a stock appreciation rights program under which eligible individuals may be granted rights to receive payments equal to the fair market value of shares of common stock to which the right is subject on the date of exercise over the fair market value of such shares of common stock on the date of grant; and

•       a stock issuance program under which eligible individuals may be issued shares of common stock directly through the purchase of shares at a price determined by the compensation committee, or units representing such shares.

Plan Features.   The plan includes the following features:

•       eligible individuals under the plan are employees, consultants and directors of Warren and our subsidiaries;

•       the plan sets forth various restrictions upon the exercise of awards. Our compensation committee has the discretion to accelerate the vesting or exercisability of options under certain events;

•       the exercise price for any options granted under the plan may be paid in cash or, if acceptable to the compensation committee, in currently owned shares of common stock valued at fair market value on the exercise date. The option may, in the discretion of the compensation committee, be exercised through a sale or loan program with a broker acceptable to the compensation committee without any cash payment by the option holder;

•       deferred compensation stock options may be issued under the stock option program. These options will provide a means by which compensation payments can be deferred to future dates, with the number of shares of common stock subject to a deferred compensation stock option being determined by the compensation committee in accordance with a formula where the number of shares subject to the option is equal to the amount of compensation to be deferred divided by the excess of the fair market value of the common stock at the time of exercise over the exercise price of the option;

•       stock appreciation rights may be separately issued entitling a participant to receive an amount equal to the excess of the fair market value of the shares of common stock subject to such right on the date of exercise over the fair market value of such shares on the date of grant. Payment to a participant may be made in: cash, shares of common stock, a deferred compensation option, or any combination of the above, as the compensation committee shall determine;

•       outright grants of stock awards, as well as grants of restricted stock awards and restricted stock units can be made to participants. In order for a participant to vest in an award of either restricted stock or a restricted stock unit, the participant must generally provide services for a continuous period of not less than two years. A participant shall be entitled to receive payment for a restricted stock unit in an amount equal to aggregate fair market value of the units covered by the award at the end of the applicable vesting restriction period, which payment can be made in: cash, shares of common stock, deferred compensation stock options, or any combination of the above, as the compensation committee shall determine; and

•       if a participant’s employment is terminated for any reason, including death and disability, any vested awards held by the participant will remain exercisable for a specified period of time after the termination. If a participant retires, but continues or begins to serve as a director, the participant may continue to hold any awards granted under the original terms thereof.

Change in Control.   The plan includes change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

•       In the event that Warren is acquired by merger or asset sale or there is an acquisition of more than fifty percent of the capital stock of Warren by an individual, entity or group, the vesting schedule of each outstanding award will be, except to the extent specifically provided to the contrary in the instrument evidencing the award, or any other agreement between a participant and us, accelerated in part so that one-half of the number of shares subject to such award shall become immediately exercisable or realizable and the remaining one-half of such number of shares shall continue to be exercisable or realizable in accordance with the original vesting schedule; and

•       In the event there is a merger of Warren, or an exchange of shares for cash, securities or other property in connection with an exchange transaction, which does not constitute a change-in-control as described above, the board shall provide that all outstanding options will be assumed or equivalent options substituted by the acquiring or succeeding corporation. With respect to all other awards, the board will determine the effect the transaction will have on such awards at the time the transaction takes place.

Amendment.   The board may amend or modify the 2001 Plan at any time, pending any required shareholder approval. The 2001 Plan will terminate no later than September 5, 2011.

As of December 31, 2005, non-qualified stock options to purchase 152,022 shares of common stock exercisable at $4.00 per share; 150,000 exercisable at $7.00 per share; 99,000 exercisable at $9.05 per share; 363,949 exercisable at $10.00 per share; and 10,000 exercisable at $11.00 per share were granted to eligible persons pursuant to this plan. All of these options are vested. During 2006, 11,989 of these options were exercised at $4.00; 1,500 were exercised at $7.00; 1,500 were exercised at $9.05 and 37,000 were exercised at $10.00. The shares that may be issued pursuant to the exercise of an option awarded under this plan have been registered under the Securities Act of 1933.

2001 Key Employee Stock Incentive Plan

Our 2001 Key Employee Stock Incentive Plan was adopted by the board on September 6, 2001 and approved by our Stockholders on September 5, 2002. A total of 2,500,000 shares of our common stock have been authorized for issuance under this plan. In addition, no participant in the plan may be granted stock options, separately exercisable stock appreciated rights or direct stock issuances for more than 750,000 shares of common stock in total per calendar year. This plan will be administered by our compensation committee. The plan is modeled after the 2001 Employee Stock Incentive Plan and its terms are substantially similar except that participants eligible to be granted awards under the plan will be limited to our key employees.

As of December 31, 2005, there were non-qualified stock options to purchase 567,750 shares of common stock at an exercise price of $4.00 per share; 324,000 at $7.00 per share and 425,000 at $9.05 per share were granted to eligible persons pursuant to this plan. All of these options are vested. During 2005, 515,000 of these options were exercised at $4.00 per share. The shares that may be issued pursuant to the exercise of any option awarded by this plan have been registered under the Securities Act of 1933.

Equity Compensation Plan Information

The following table provides information as of December 31, 2005, with respect to shares of our common stock that may be issued under our existing equity compensation plans, all of which have been approved by our Stockholders.

	Number of Shares Authorized for Issuance under plan	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
2000 Equity Incentive Plan	1,975,000	379,000	$ 7.57	1,596,000
2001 Stock Incentive Plan	2,500,000	814,971	$ 8.46	555,988
2001 Key Employee Stock Incentive Plan	2,500,000	1,316,750	$ 6.37	1,183,250
Total	6,975,000	2,510,721	$ 7.23	3,335,238

Certain Relationships and Related Transactions.

As of the current date, our officers and directors own, in the aggregate, limited partnership interests valued at $850,000 at the time of purchase in 4 of our drilling programs. Mr. Swanton owns $250,000 of interests in three programs. Mr. Quinlan owns $600,000 of interests in one program, representing 28.6% of that program. Other than Mr. Quinlan’s interest in that one drilling program, no officer or director owns greater than a 10% interest in any particular drilling program.

PERFORMANCE GRAPH

The following performance graph compares the performance of the Company’s common stock to the S&P 500 Index, and to the Dow Jones U.S. Oil & Gas Index for the last year, which is a composite index consisting of 77 U.S. oil and gas companies that includes integrated major oil and gas companies as well as smaller independent U.S. companies. The graph also shows the performance of the Company’s stock for the same one-year period to our peer group of companies consisting of of Quicksilver Resources, Inc., Bill Barrett Corp., St. Mary Land & Exploration, Berry Petroleum, Petroleum Development Corporation and Brigham Exploration, which companies have market capitalizations similar to Warren and are primarily involved in domestic U.S. exploration and production. The graph assumes that the value of the investment in the Company’s common stock and each index was $100 at December 31, 2004, and that all dividends were reinvested.

COMPARISON OF 1 YEAR TOTAL RETURN
AMONG WARREN RESOURCES, THE S&P 500 INDEX,
THE DOW JONES US EXPLORATION & PRODUCTION INDEX AND SELECTED PEER GROUP

Fiscal Year Ended December 31

	2004	2005
Warren Resources, Inc.	$9.10	$15.82
S&P 500 Index	1,211.92	1,248.29
Dow Jones U.S. Oil & Gas Index	310.15	435.00
Peer Group	201.04	219.38

Total Return Data Provided by S&P’s Institutional Market Services and Dow Jones & Company, Inc.

DEFERRED COMPENSATION PLAN

The Company maintains a Deferred Compensation Plan for directors. The Deferred Compensation Plan allows directors to defer receipt of up to 100% of their board and committee retainers and/or board and committee meeting fees. The Deferred Compensation Plan permits participants to allocate the deferred amounts among a group of notional accounts that mirror the gains and/or losses of various investment funds. In general, deferred amounts are distributed to the participant upon termination or at a specific date as elected by the participant.

Item 2—Ratification of Appointment of Independent Auditors

The Audit Committee has appointed Grant Thornton LLP to serve as independent auditors for the fiscal year ending December 31, 2006, subject to ratification of the appointment by the Stockholders. Grant Thornton LLP has served as the Company’s independent auditors for many years and is considered by management to be well qualified.

For many years, the Company has had an Audit Committee composed entirely of non-management directors. The members of the Audit Committee meet the independence and experience requirements of the Nasdaq Stock Market and the New York Stock Exchange. In 2005, the Committee met seven times. The Committee has adopted, and annually reviews, a charter outlining the practices it follows; a copy of the charter is attached as Appendix A to this proxy statement. The charter complies with all current regulatory requirements.

The following report of the Audit Committee of the Company shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Audit Committee Report

The Audit Committee is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s system of internal controls, the Company’s risk management, the qualifications and independence of the Company’s independent auditor, the performance of the Company’s internal and independent auditors and the Company’s compliance with legal and regulatory requirements. We have the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the Company’s independent auditors. The Committee has three independent directors and operates under a written charter adopted by the Board. The Board has determined that each Committee member is independent under the standards of director independence established under our Corporate Governance Policies and the Nasdaq Stock Market listing requirements and is also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934.

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and for the report on the Company’s internal control over financial reporting. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America and for attesting to management’s report on the Company’s internal control over financial reporting. Our responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

We held seven meetings during 2005. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management and the Company’s independent auditors, Grant Thornton LLP. We discussed with Grant Thornton LLP the overall scope and plans for our audits. We met with Grant Thornton LLP, with and without management present, to discuss the results of their examination and their evaluation of the Company’s internal controls.

We reviewed and discussed the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 2 regarding the audit of internal control over financial reporting.

We reviewed and discussed the Company’s guidelines, policies and procedures for risk assessment and risk management and the major risk exposures of the Company and its business units, as appropriate. We reviewed and discussed with management its reports on risk management.

We reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2005 with management and Grant Thornton LLP. We also discussed with management and Grant Thornton LLP the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Securities and Exchange Commission and the processes used to support management’s annual report on the Company’s internal controls over financial reporting.

We also discussed with Grant Thornton LLP matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the PCAOB, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

Grant Thornton LLP also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and represented that it is independent from the Company. We discussed with Grant Thornton their independence from the Company. When considering Grant Thornton LLP’s independence, we considered if services they provided to the Company beyond those rendered in connection with their audit of the Company’s consolidated financial statements, reviews of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q were compatible with maintaining their independence. We also reviewed, among other things, the audit, audit-related and tax services performed by, and the amount of fees paid for such services to, Grant Thornton LLP. We received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K. We have also selected Grant Thornton LLP as the Company’s independent auditors for the year ended December 31, 2006 and are presenting the selection to the Stockholders for ratification.

Dated: March 31, 2006	/s/ Chet Borgida, Chairman
/s/ Marshall Miller
/s/ Len DeCecchis

AUDIT FEES AND SERVICES

The following table sets forth the aggregate fees billed to the Company in each of the last two fiscal years by Grant Thornton LLP:

	2005	2004
Audit Fees	$581,852	$451,782
Audit Related Fees:	–0–	–0–
Tax Fees	28,640	27,265
All Other Fees	–0–	–0–
Totals	$610,492	$479,047

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor, management submits an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1.     Audit services include audit work performed in the annual audit of the financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including quarterly reviews, consents and assistance with and review of documents filed with the SEC, comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.     Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.     Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance.

4.     Other Fees are those associated with services not captured in the other categories. The Company generally doesn’t request such services from the independent auditor.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

For 2005 and 2004, 100% of the accounting fees and services were pre-approved by the Audit Committee.

Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the

Annual Meeting of Stockholders. If the Stockholders should not ratify the appointment of Grant Thornton LLP, the Audit Committee will reconsider the appointment.

The Board Of Directors Recommends A Vote

For

The Ratification Of The Appointment Of Grant Thornton LLP
As Independent Auditors.

EXPENSES OF SOLICITATION

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged various firms to assist with the solicitation of proxies for estimated fees of $20,000 plus expenses.

We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

Our Directors, officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

PROPOSALS OF STOCKHOLDERS FOR 2007 ANNUAL MEETING

We must receive proposals of Stockholders on or before February 15, 2007 that are intended to be presented at the 2007 Annual Meeting of  Stockholders in order for the proposals to be eligible for inclusion in our 2007 proxy statement and proxy relating to that meeting. These proposals should be sent to the Secretary by fax to (212) 697-9466 or by mail to the Office of the Secretary, Warren Resources, Inc., 489 Fifth Avenue, 32nd Floor, New York, NY 10017 or by e-mail to dfleming@warrenresourcesinc.com.

According to our By-Laws, a proposal for action to be presented by any Stockholder at an Annual Meeting of Stockholders shall be out of order and shall not be acted upon unless:

•       Specifically described in our notice to all Stockholders of the meeting and the matters to be acted upon thereat, or

•       The proposal shall have been submitted in writing to the Secretary at the above fax number or mailing address or e-mail address and received at our principal executive offices prior to February 15, 2007, and such proposal is, under law, an appropriate subject for share-owner action.

HOUSEHOLDING

As permitted by the 1934 Act, only one copy of this proxy statement is being delivered to Stockholders residing at the same address, unless such Stockholders have notified the Company of their desire to receive multiple copies of the proxy statement.

The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any Stockholder residing at an address to which only one copy was mailed. Requests for additional copies should  be directed to Investor Relations, by phone (212) 697-9660 or by fax at (212) 697-9466 or by mail to Investor Relations, Warren Resources, Inc., 489 Fifth Avenue, 32nd Floor, New York, NY 10017 or by e-mail to info@warrenresourcesinc.com.

OTHER INFORMATION

Management does not know of any items, other than those referred to in the accompanying Notice of Annual Meeting of Stockholders, which may properly come before the meeting or other matters incident to the conduct of the meeting.

As to any other item or proposal that may properly come before the meeting, including voting on a proposal omitted from this proxy statement pursuant to the rules of the SEC, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.

The form of proxy and this proxy statement have been approved by the Board of Directors and are being mailed and delivered to Stockholders by its authority.

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

The 2005 Annual Report (which is not a part of the Company’s proxy soliciting materials) is being mailed to the Company’s Stockholders with this Proxy Statement. The Company’s Annual Report on Form 10-K for year 2005 (the “2005 10-K”) and the exhibits filed with it are available at the Company’s web site at www.warrenresources.com/investors. Upon request by any shareholder to the following address, a copy of the 2005 10-K, without exhibits, will be furnished without charge, and a copy of any or all exhibits to the 2005 10-K will be furnished for a fee which will not exceed the Company’s reasonable expenses in furnishing the exhibits:

Investor Relations
Warren Resources, Inc.
489 Fifth Avenue, 32nd Floor
New York, NY 10017

By Order of the Board of Directors,
/s/ David E. Fleming
David E. Fleming,
Corporate Secretary
New York, New York
March 31, 2006

APPENDIX A

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the Nasdaq Stock Market , Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Audit Committee shall be a “financial expert” as defined by the Commission. Audit committee members shall not simultaneously serve on the audit committees of more than two other public companies.

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Corporate Governance Committee. Audit Committee members may be replaced by the Board.

Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee. The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit.

The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee. The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.     Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.     Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3.     Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4.     Review and discuss quarterly reports from the independent auditors on:

(a)           All critical accounting policies and practices to be used.

(b)          All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)           Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5.     Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6.     Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7.     Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8.     Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.     Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

10.   Review and evaluate the lead partner of the independent auditor team.

11.   Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

12.   Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

13.   Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

Oversight of the Company’s Internal Audit Function

14.   Review the appointment and replacement of the senior internal auditing executive.

15.   Review the significant reports to management prepared by the internal auditing department and management’s responses.

16.   Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

17.   Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

18.   Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct and Ethics.

19.   Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

20.   Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

35

ANNUAL MEETING OF STOCKHOLDERS OF

WARREN RESOURCES, INC.

May 17, 2006

COMMON STOCK

Please date, sign and mail
Your proxy card in the
envelope provided as soon
as possible.

Please detach and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	ELECTION OF DIRECTORS

NOMINEES:

	FOR ALL NOMINEES	☐	Lloyd Davies
		☐	Leonard DeCecchis
		☐	Thomas Noonan
WITHHOLD AUTHORITY
FOR ALL NOMINEES

FOR ALL EXCEPT
(see instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold as shown here ☒

2.	APPOINTMENT OF AUDITORS

For the ratification of the appointment of Grant Thornton LLP as the Company’s auditors for the year 2006:

FOR	AGAINST	FOR

Printed Name of Stockholder: ______________________________

Number of Shares Owned:_________________________________

Signature of Stockholder: ___________________________________  Date:____________________

Signature of Stockholder: ___________________________________  Date:____________________

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

WARREN RESOURCES, INC.

The undersigned hereby appoints Chet Borgida, Marshall R. Miller and Michael R. Quinlan, each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Warren Resources, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 17, 2006 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)